Exhibit 99.1
TranS1 Inc. Reports Operating Results for the First Quarter of 2009
Highlights:
First quarter revenues increased 45% to $8.7 million
889 TranS1 procedures performed globally in the quarter
Gross margin was 82.2% for the quarter
GAAP loss per share was $0.25 for the quarter
Non-GAAP loss per share was $0.22 for the quarter
WILMINGTON, NC — (PRIME NEWSWIRE)—April 27, 2009—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine, today announced its financial results for the first quarter ended March 31, 2009.
Revenues were $8.7 million in the first quarter of 2009, representing a 45% increase over revenues of $6.0 million in the first quarter of 2008. Gross margin was 82.2% in the first quarter, slightly below the first quarter of 2008.
Operating expenses were $12.5 million in the first quarter of 2009 compared to $8.3 million in the first quarter of 2008. The increase in operating expenses is primarily attributable to an increase in sales and marketing costs as a result of the continued expansion of the direct sales force, increased commissions as a result of increased sales and increased surgeon training costs.
Net loss was $5.2 million and $2.4 million for the quarters ended March 31, 2009 and 2008, respectively. GAAP net loss per common share was $0.25 in the first quarter of 2009 compared to a net loss per share of $0.12 in the first quarter of 2008.
For the quarter ended March 31, 2009, on a non-GAAP basis, adjusting for non-cash stock compensation expense, net loss was $0.22 per common share based upon 20,552,000 weighted average common shares outstanding. For the quarter ended March 31, 2008, on a non-GAAP basis, adjusting for non-cash stock compensation expense, net loss was $0.10 per common share based upon 19,930,000 weighted average common shares outstanding.
Cash, cash-equivalents and investments were $72.1 million as of March 31, 2009.

“I was pleased with our strong results in the first quarter,” said Rick Randall, President and Chief Executive Officer of TranS1. “The continuing maturation of our direct sales force, combined with the impact of unique events like the regional Association of Pre-Sacral Spine Surgeon programs that we sponsor, positively impacted our selling efforts. Additionally, we continue to be pleased with the adoption and clinical results of our two-level procedure.”
Conference Call
TranS1 will host a conference call today at 4:30 pm ET to discuss its first quarter financial results. To listen to the conference call on your telephone, please dial 877-723-9518 for domestic callers and 719-325-4837 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the subsequent archived recording, visit the TranS1 website at www.trans1.com under the investor relations section.
Non-GAAP Measures
Management uses certain non-GAAP financial measures such as non-GAAP net loss and net loss per share, which exclude stock based compensation. This non-GAAP presentation is given in part to enhance the understanding of the company’s historical financial performance and comparability between periods. The company believes that the non-GAAP presentation to exclude stock-based compensation is relevant and useful information that will be widely used by investors and analysts. Accordingly, the company is disclosing this information to permit additional analysis of the company’s performance. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. A reconciliation of the GAAP financial measures to the comparable non-GAAP financial measure is included below.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine. TranS1 currently markets two single-level fusion products, the AxiaLIF® and the AxiaLIF 360º™, and a two-level fusion product, the AxiaLIF 2L™, in the US and Europe. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Forward-Looking Statements
This press release includes forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, regulatory requirements, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.
CONTACT:
Investors:
TranS1 Inc.
Michael Luetkemeyer, 910-332-1700
Chief Financial Officer
or
Westwicke Partners
Mark Klausner, 443-213-0501
mark.klausner@westwicke.com
Source: TranS1 Inc.

TranS1 Inc.
Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months
	Ended March 31,
	2009	2008
Revenue	$8,678	$5,978
Cost of revenue	1,542	1,038

Gross profit	7,136	4,940

Operating expenses:
Research and development	1,605	1,215
Sales and marketing	9,150	5,697
General and administrative	1,762	1,407

Total operating expenses	12,517	8,319

Operating loss	(5,381)	(3,379)
Interest income	217	940

Net loss	$(5,164)	$(2,439)

Net loss per common share — basic and diluted	$(0.25)	$(0.12)

Weighted average common shares outstanding — basic and diluted	20,552	19,930

Stock-based compensation is included in operating expenses in the following categories:
Cost of revenue	$18	$14
Research and development	44	91
Sales and marketing	388	275
General and administrative	193	143

	$643	$523

Reconciliation of Quarterly Results
(in thousands, except per share amounts)
(Unaudited)

	2009	2008
GAAP net loss	$(5,164)	$(2,439)
Stock based compensation	643	523

Non-GAAP net loss	$(4,521)	$(1,916)

Shares used in computing GAAP and non-GAAP loss per share	20,552	19,930

Non-GAAP loss per share	$(0.22)	$(0.10)

TranS1 Inc.
Balance Sheets
(in thousands)
(Unaudited)

	March 31,	Dec. 31,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$52,786	$42,051
Short-term investments	19,269	35,215
Accounts receivable, net	5,447	4,812
Inventory	6,525	6,369
Prepaid expenses and other assets	602	632

Total current assets	84,629	89,079
Property and equipment, net	1,460	1,412

Total assets	$86,089	$90,491

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,944	$2,896
Accrued expenses	2,059	2,009

Total current liabilities	5,003	4,905

Stockholders’ equity

Common stock	2	2
Additional paid-in capital	134,171	133,507
Accumulated deficit	$(53,087)	$(47,923)

Total stockholders’ equity	81,086	85,586

Total liabilities and stockholders’ equity	$86,089	$90,491

TranS1 Inc.
Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(5,164)	$(2,439)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	229	170
Stock-based compensation	643	523
Allowance for excess and obsolete inventory	35	(1)
Provision for bad debts	24	18
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(659)	(317)
(Increase) decrease in inventory	(191)	377
(Increase) decrease in prepaid expenses	30	(31)
Increase (decrease) in accounts payable	48	115
Increase (decrease) in accrued expenses	50	(387)

Net cash used in operating activities	(4,955)	(1,972)

Cash flows from investing activities:
Purchase of property and equipment	(277)	(420)
Purchases of investments	(2,973)	(33,150)
Sales and maturities of short-term investments	18,919	9,825

Net cash provided by (used in) investing activities	15,669	(23,745)

Cash flows from financing activities:
Proceeds from issuance of common stock	21	44

Net cash provided by (used in) financing activities	21	44

Net increase (decrease) in cash and cash equivalents	10,735	(25,673)
Cash and cash equivalents, beginning of period	42,051	64,676

Cash and cash equivalents, end of period	$52,786	$39,003